Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

ELCOM TECHNOLOGIES, INC.,

as the Company,

THE STOCKHOLDERS OF ELCOM TECHNOLOGIES, INC.,

as Sellers,

and

FREQUENCY ELECTRONICS, INC.,

as Buyer

Dated as of February 21, 2012

i

Article VIII INDEMNIFICATION		25
8.1	Survival Periods	25
8.2	Indemnification	27
8.3	Third Party Claims	27
8.4	Liability and Indemnification Limits	29
8.5	Claims By Third Parties to Participate In Contemplated Transactions	31
8.6	Exclusive Remedy	32
8.7	Liability of Sellers	32

Article IX FURTHER AGREEMENTS		32
9.1	Post-Closing Access To Information; Record Retention; Mutual Assistance	32
9.2	Sellers’ Representative	33

Article X MISCELLANEOUS		35
10.1	Expenses	35
10.2	Successors and Assigns	35
10.3	Third Party Beneficiaries	35
10.4	Notices	35
10.5	Complete Agreement	36
10.6	Amendment; Waiver	36
10.7	Governing Law; Jurisdiction; Waiver of Jury Trial	37
10.8	Severability	38
10.9	Counterparts; Signature by Electronic Means	38
10.10	Remedies; Specific Performance	38

Other Schedules

Schedule 2.2(b)	Payment Percentage and Ownership of Shares and Options
Schedule 4.1(a)	Title to Shares and Options
Schedule 4.2(b)(iii)	Indebtedness
Schedule 4.2(b)(vi)	Non-Ordinary Course Transactions
Schedule 4.2(c)	Capitalization

Exhibits

Exhibit A	Seller Form of Release
Exhibit B	Buyer Form of Release
Exhibit C	Form of Portfolio Interest Certificate

- ii -

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of February 21, 2012, is made by and among ELCOM TECHNOLOGIES, INC., a Delaware corporation (the “Company”), the stockholders of the Company, as identified on the signature page hereof (each, individually, a “Seller” and, collectively, “Sellers”), and FREQUENCY ELECTRONICS, INC., a Delaware corporation (“Buyer”).

RECITALS

A.           Sellers collectively own 74.88% of the issued and outstanding capital stock of the Company.

B.           Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, upon the terms and subject to the conditions contained in this Agreement, the business and assets of the Company by means of the purchase of all of the Shares and Sellers’ Options (as hereinafter defined).

C.           Buyer, Sellers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of all of the Shares and Sellers’ Options and also to prescribe certain conditions precedent thereto.

AGREEMENT

In consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and confirmed, the Parties (as hereinafter defined) agree as follows:

Article I
DEFINITIONS; INTERPRETATION AND CONSTRUCTION

1.1           Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“2011 Financial Statements” has the meaning set forth in Section 4.2(b)(i).

“Accounts Receivable” means any and all accounts receivable, notes and other amounts receivable from customers, arising from the conduct of the businesses of the Company, whether or not in the Ordinary Course, together with any unpaid financing charges accrued thereon.

“Action” means any civil, criminal or administrative action, investigation, lawsuit, arbitration or other legal, administrative or arbitral proceeding.

“Affiliate” means with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means (including with respect to the use of the term “control” in Section 6.7 (Non-Competition) herein) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in Section 9.2(f).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approved Claim Amount” has the meaning set forth in Section 8.5.

“Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated) to which the Company has any right, title or interest.

“Aurum” means Aurum Holdings M.K. I. Ltd.

“Aurum Group” means, collectively, Aurum, Aurec Capital Ltd. and Yezuka Ltd.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Broker Fee” has the meaning set forth in Section 6.8.

“Business” means the business conducted by the Company on or prior to the Closing Date consisting of the design, development, manufacture and sales of RF microwave synthesizers and receivers, converters/tuners and frequency signal sources.

“Business Day” means any day other than a Saturday, Sunday and a day on which banks in New York City are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Cap” has the meaning set forth in Section 8.4(b)(ii).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer Share Amount” means the portion of the Base Purchase Price to be allocated to all of the issued and outstanding Series A-1 Preferred Stock owned by Buyer which, as of the Closing Date, equals $509,931.

“Buyer Share Amount Deduction” has the meaning set forth in Section 2.2(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with Secretary of State of the State of Delaware on December 28, 2006.

“Claim” has the meaning set forth in Section 8.1(d).

“Claim Notice” has the meaning set forth in Section 8.1(d).

“Closing” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means shares of common stock, $0.01 par value per share, of the Company.

“Company” means Elcom Technologies, Inc., a Delaware corporation.

“Company Closing Indebtedness” means all amounts outstanding and due under the Indebtedness evidenced by the FEI Note and the Stockholder Loan, including, without limitation, any and all interest accrued but unpaid under such Indebtedness through the Closing and any and all fees and expenses related to the enforcement thereof or the collection of any amounts outstanding and due thereunder.

“Company Closing Indebtedness Payoff” has the meaning set forth in Section 2.2(a).

“Company Legal Fee” has the meaning set forth in Section 6.9.

“Confidential Information” has the meaning set forth in Section 6.5(a).

“Consent” means any consent, approval, authorization, qualification, waiver of, or notification to, a Governmental Authority or any other Person.

“Contemplated Transactions” means the transactions contemplated hereby.

“Contracts” means any agreement, commitment, arrangement, lease, license or undertaking, whether oral or written, and includes purchase orders and sales orders.

“FEI Note” means the Convertible Promissory Note issued on December 28, 2006 by the Company to Buyer in the original principal amount of $1,500,000.

“Financial Statements” has the meaning set forth in Section 4.2(b)(i).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Covenant Survival Date” has the meaning set forth in Section 8.1(c).

“General Enforceability Exceptions” has the meaning set forth in Section 4.1(b).

“General Representation Survival Date” has the meaning set forth in Section 8.1(a).

“Genesis” means, collectively, Genesis Partners II (Israel) L.P. and Genesis Partners II L.D.C.

“Governmental Authority” means any legislature, executive, court, department, administrative agency, municipality, subdivision, instrumentality, or other authority of the United States, any state, any locality, or any foreign country or political subdivision of a foreign country or any multinational body or agency or any arbitrator or arbitral body.

“Income Tax Return” means any Tax Return relating to income Taxes.

“Indebtedness” means (without duplication): (i) all Liabilities of the Company for borrowed money, whether current, short-term, or long-term, secured or unsecured (including all Liabilities for principal and accrued interest and any prepayment premiums, penalties, breakage costs or similar fees but excluding trade accounts payable incurred in the Ordinary Course, accrued expenses and deferred revenue); (ii) all Liabilities of the Company for the deferred purchase price for purchases of property that are not evidenced by trade accounts payable incurred in the Ordinary Course; (iii) any Liabilities of the Company in respect of letters of credit (other than stand-by letters of credit in support of trade payable incurred in the Ordinary Course); (iv) any Liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations; (v) any Liabilities of the Company under leases that are required to be accounted for as capital leases under GAAP; (vi) any Liability referred to in clauses (i) through (iv) above that is directly or indirectly guaranteed by the Company; and (vii) any prepayment penalty, attorneys’ fees or other Liability required to be paid or discharged by the Company in connection with the discharge of any of the foregoing.

“Indemnifying Party” and “Indemnified Party” have the meanings set forth in Section 8.1(d).

“Inventory” means all inventory, merchandise, finished goods, work in process, parts, raw materials, packaging, pallets, labels and supplies (wherever located) and other personal property in transit, maintained, held or stored by or for the Company.

“Investors Rights Agreement” means the Amended and Restated Investors Rights Agreement, dated as of December 28, 2006, by the Company, Etty and Uri Yaniv and the other stockholders signatory thereto.

“Knowledge” means with respect to any Person, the actual knowledge of such individual or, if such Person is not an individual, the actual knowledge of any member of such Person’s board of directors or similar governing body or any executive officer of such Person, or the knowledge that such individual, member of such Person’s board of directors or similar governing body or executive officer would have after reasonable inquiry.

“Law” means any treaty, constitution, law, statute, code, ordinance, rule, regulation, judgment, Order, decree, injunction or other legally enforceable requirement of any Governmental Authority.

“Liabilities” means any and all direct or indirect liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with GAAP, whether or not accrued, fixed or contingent, known or unknown, matured or unmatured, including those arising under any Law or Action and those arising under any Contract.

“Lien” means any mortgage, lien, pledge, hypothecation, charge, rights of others, adverse claim, security interest, encumbrance, title defect, title retention agreement or similar Contract, voting trust agreement, Option or similar restrictions or limitations, including any community property interest, restriction on the right to vote, sell, transfer or otherwise dispose of shares of capital stock or other equity interest or any interest therein.

“Loss” or “Losses” means any cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, including penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that are actually imposed on or otherwise actually incurred or suffered by the specified Person; provided, however, that “Loss” or “Losses” shall exclude consequential, punitive, special or incidental damages, or diminution in value or lost profits, in each case, which are claimed, incurred or suffered by any Indemnified Party (except to the extent claimed by, or incurred or suffered as a result of, any Third Party Claim).

“Material Adverse Effect” means any change, event, circumstance, development or effect that has, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Business, Assets, Liabilities, condition (financial or otherwise), results of operations, or operations of the Company, other than any change, event, circumstance, development or effect that directly results from (i) changes in United States or global economic conditions that do not disproportionately impact the Company or (ii) changes in the industry in which the Company operates that do not disproportionately impact the Company.

“New Buyer Share Certificates” has the meaning set forth in Section 2.2(e).

“Order” means any writ, order, decree, decision, injunction, award or judgment entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course” means any action taken in the ordinary course of normal day-to-day operations of the Business of the Company, consistent with its past custom and practice, which action is not required to be authorized by the board of directors or stockholders of the Company.

“Options” means any option, subscription, call, warrant, purchase right, phantom stock right, convertible or exchangeable security, preemptive right, right of first refusal, or any other Contract or commitment of any kind or character relating to or permitting any Person to purchase or otherwise acquire any capital stock or other equity interests or any interest therein, or to receive stock appreciation rights or similar rights with respect to any capital stock or other equity interests or any interest therein, whether vested or unvested, of the Company.

“Party” or “Parties” means, prior to Closing, Sellers and the Company, on the one hand, and Buyer, on the other hand and, after Closing, Sellers, on the one hand, and Buyer and the Company, on the other hand.

“Payment Percentage” has the meaning set forth in Section 2.2(c).

“PBW” has the meaning set forth in Section 6.8.

“Per Claim Amount” has the meaning set forth in Section 8.4(a).

“Permit” means any permit, license, authorization, registration, certificate, variance or similar right issued or granted by any Governmental Authority and all applications, modifications, renewals and extensions thereof.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

“Representative” of a Person means such Person’s officers, directors, employees, accountants, agents, legal counsel, financial advisors and other representatives.

“Required Consents” means all of the Consents required to effect the Contemplated Transactions without breaching any Laws of any Governmental Authority applicable to the Sellers, the Company, the Business, the Contemplated Transactions or the terms and conditions of any Contract between the Company and another Person or Persons.

“Restricted Activity” means any aspect of the Business (other than aspects incidental to the Business): (i) as operated prior to the date of this Agreement, and (ii) as contemplated by the Company to be operated in the future as of the date of this Agreement; in each case, anywhere in the world where the Business may be conducted from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Seller Broker Fee Amount” has the meaning set forth in Section 6.8.

“Seller Broker Fee Amount Deduction” has the meaning set forth in Section 2.2(b).

“Seller Cap” has the meaning set forth in Section 8.4(b)(i).

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Seller Legal Fee Amount” has the meaning set forth in Section 6.9.

“Seller Legal Fee Amount Deduction” has the meaning set forth in Section 2.2(b).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Representative” means, initially, Aurum and E. Shalev Management 2000 Ltd., acting jointly.

“Series A Preferred Stock” means shares of Series A preferred stock, $0.01 par value per share, of the Company.

“Series A-1 Preferred Stock” means shares of Series A-1 preferred stock, $0.01 par value per share, of the Company.

“Shares” means all of the issued and outstanding (i) Common Stock, (ii) Special Common Stock, (iii) Series A Preferred Stock and (iv) Series A-1 Preferred Stock, owned by the Sellers.

“Shares Purchase Price” has the meaning set forth in Section 2.2.

“Special Buyer Warranties” has the meaning set forth in Section 8.1(b).

“Special Common Stock” means 246,314 outstanding shares of Common Stock having the rights, preferences and privileges accorded to “Special Common Stock” as set forth in Article IV, Section (C)2 of the Certificate of Incorporation.

“Special Covenant Survival Date” has the meaning set forth in Section 8.1(c).

“Special Representation Survival Date” has the meaning set forth in Section 8.1(a).

“Special Seller Warranties” has the meaning set forth in Section 8.1(a).

“Stockholder Loan” means the Indebtedness issued under the Convertible Loan Agreement, dated as of March 23, 2010 (as amended), by and among the Company, Aurum, Genesis and Buyer.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of December 28, 2006, by the Company, Etty and Uri Yaniv and the other stockholders signatory thereto, as amended by Amendment No. 1 thereto, dated as of January 30, 2012.

“Subsidiary” means, with respect to a Person, any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by such first Person.

“Tax” or “Taxes” shall mean all (i) United States federal, state or local or foreign taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, gross receipts, employment, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, together with all additions to tax, penalties and interest; (ii) any Liabilities for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any Liabilities for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liabilities of any other Person.

“Tax Returns” shall mean any return (including information return), report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, foreign bank account or foreign financial asset, including any Schedule or attachment thereto, and any amendment thereof filed or required to be filed with any Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 8.3.

1.2           Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)          Dollars. Any reference in this Agreement to “Dollars” or “$” shall mean the lawful currency of the United States of America.

(c)          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(f)          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)          Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)          Accounting Terms. Except as otherwise provided herein, accounting terms that are not otherwise defined in this Agreement have the meaning accorded to them under GAAP, except as otherwise provided herein. To the extent that the definition of an accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth under GAAP will control.

1.3            Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II
PURCHASE AND SALE

2.1           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the Closing Date, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, all right, title and interest of Sellers in and to the Shares and all of Sellers’ Options, free and clear of any and all Liens (other than restrictions under applicable securities Laws).

2.2           Purchase Price. In consideration for the Contemplated Transactions, Buyer shall pay $7,500,000 (the “Base Purchase Price”), as set forth in this Section 2.2. At the Closing, subject to Section 2.2(f), Buyer shall pay directly to Sellers who are signatories to this Agreement and shall deposit with the Company, as the paying agent for the benefit of Sellers who are not signatories to this Agreement, if any, an aggregate amount for all Sellers equal to $3,900,495 (the “Shares Purchase Price”), representing the Base Purchase Price minus the aggregate amount of (i) the Company Closing Indebtedness, (ii) the Buyer Share Amount, (iii) the Seller Broker Fee Amount and (iv) the Seller Legal Fee Amount.

(a)          At the Closing, Buyer shall payoff the Company Closing Indebtedness (the “Company Closing Indebtedness Payoff”) from the Base Purchase Price as follows: (i) by deducting from the Base Purchase Price an amount equal to $1,563,164 representing the aggregate amount due and owed to Buyer (which amount includes any and all interest accrued but unpaid under such Indebtedness through the Closing and any and all fees and expenses related to the enforcement thereof or the collection of any amounts outstanding and due thereunder) in its capacity as a lender under the FEI Note and (ii) by paying from the Base Purchase Price to Aurum an amount equal to $406,018 and to Genesis an amount equal to $504,089, and deducting from the Base Purchase Price for itself an amount equal to $407,340, in each case representing the amounts due and owed to each of them (which amounts include any and all interest accrued but unpaid under such Indebtedness through the Closing and any and all fees and expenses related to the enforcement thereof or the collection of any amounts outstanding and due thereunder) in their capacities as lenders under the Stockholder Loan. The payoff of the Company Closing Indebtedness owed to Aurum and Genesis shall be made by Buyer by wire transfer of immediately available funds pursuant to the wire instructions specified with respect to Aurum and Genesis, respectively, in Schedule 2.2(c) delivered to Buyer by each of Aurum and Genesis prior to the Closing. Upon completion of the Company Closing Indebtedness Payoff, the FEI Note and the Stockholder Loan shall be cancelled.

(b)          After the Company Closing Indebtedness Payoff, at the Closing, Buyer shall then further deduct from the Base Purchase Price each of the following: (i) the Seller Broker Fee Amount (the “Seller Broker Fee Amount Deduction”), (ii) the Seller Legal Fee Amount (the “Seller Legal Fee Amount Deduction”) and (iii) the Buyer Share Amount (the “Buyer Share Amount Deduction”).

(c)          After the Company Closing Indebtedness Payoff, the Buyer Share Amount Deduction, the Seller Broker Fee Amount Deduction and the Seller Legal Fee Amount Deduction, subject to Section 2.2(f), at the Closing, the Shares Purchase Price shall then be allocated among Sellers in accordance with the preferences and priorities pursuant to Article IV, Section (C)2 of the Certificate of Incorporation and the percentage amounts derived therefrom set forth on Schedule 2.2(c) (the “Payment Percentage”).

(d)          Subject to Section 2.2(f), the Shares Purchase Price shall be paid by Buyer at the Closing (i) to each Seller who is a signatory to this Agreement, by wire transfer of immediately available funds pursuant to wire instructions specified with respect to such Seller signatory hereto in Schedule 2.2(c) delivered to Buyer prior to the Closing, against receipt from such Seller of certificates and other instruments representing all the Shares and Options such Seller owns, duly endorsed (or accompanied by duly executed stock powers) for transfer of such Shares and Options to Buyer, with all Tax stamps, if any, attached, or Affidavits of Loss of Stock Certificate, and any other documents that are necessary to transfer to Buyer good and valid title to such Shares and Options, and (ii) to Sellers who are not signatories to this Agreement, if any, by wire transfer of immediately available funds to the Company’s bank account pursuant to wire instructions delivered to Buyer prior to the Closing and specified in Schedule 2.2(c). The Company shall (A) deposit and maintain the funds delivered to it under clause (ii) of the immediately preceding sentence in a segregated account established for such purpose and (B) distribute to each Seller who is not a signatory to this Agreement, if any, in accordance with Section 7 of the Stockholders’ Agreement, such Seller’s corresponding Payment Percentage of such funds as specified on Schedule 2.2(c) against receipt from such Seller of certificates and other instruments representing all the Shares and Options such Seller owns, duly endorsed (or accompanied by duly executed stock powers) for transfer of such Shares and Options to Buyer, with all Tax stamps, if any, attached, or Affidavits of Loss of Stock Certificate, and any other documents that are necessary to transfer to Buyer good and valid title to such Shares and Options. All certificates representing Shares shall be cancelled in accordance with Section 7 of the Stockholders’ Agreement. All Options received by Buyer in accordance with this Section 2.2 shall be terminated and cancelled upon receipt thereof.

(e)          At the Closing, immediately upon the cancellation of all certificates representing the Shares as contemplated in this Agreement, the Company shall issue in the name of Buyer, (i) a replacement certificate representing the 217,336 shares of Series A Preferred Stock outstanding immediately prior to the Closing, (ii) a replacement certificate representing the 791,831 shares of Series A-1 Preferred Stock outstanding immediately prior to the Closing, (iii) a replacement certificate representing the 246,314 shares of Special Common Stock outstanding immediately prior to the Closing, and (iv) a replacement certificate representing the 536,064 shares of Common Stock outstanding immediately prior to the Closing, in each case, with all rights, preferences and privileges accorded to the Shares, as applicable, prior to the Closing (collectively, the “New Buyer Share Certificates”).

(f)          Notwithstanding anything in this Agreement to the contrary, Buyer and/or the Company shall be entitled to deduct and withhold from any payments with respect to the Base Purchase Price payable to Sellers pursuant to this Agreement, and shall timely pay to the appropriate Governmental Authority for the account of Sellers, any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. Within 30 days after such payment, Buyer and/or the Company, as applicable, shall furnish to each Seller with respect to whom an amount of Tax was withheld an official receipt of the relevant Governmental Authority (or other evidence reasonably acceptable to such Seller) for all amounts so deducted or withheld. To the extent that amounts are so properly deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller, in respect of which such deduction and withholding was made by Buyer and/or the Company. Each Seller shall furnish Buyer and/or the Company with any representations and forms as shall reasonably be requested by Buyer and/or the Company to assist it in determining the extent of, and in fulfilling, any obligations it may have to withhold and pay over Taxes and/or to file any Tax Returns or information returns with respect to such Seller with any Governmental Authority. Notwithstanding the foregoing provisions of this Section 2.2(f), no withholding or deduction shall be made with respect to any Seller if (i) the Company provides a properly completed and duly signed notice to Buyer and the United States Internal Revenue Service, as required by Code Sections 897 and 1445 and the regulations thereunder, that the stock of the Company does not constitute a “United States real property interest” and (ii) such Seller provides Buyer or the Company, as applicable: (A) in the case of a Seller that is not a U.S. citizen or resident: (1) a properly completed and duly signed Form W-8BEN or W-8IMY (including in the case of a Form W-8IMY associated documentation from the Seller’s direct and indirect owners) properly claiming a complete exemption from U.S. withholding taxes, and, if such Seller will receive payments of accrued interest as part of the Base Purchase Price and claims exemption from U.S. withholding tax with respect to such interest based on the portfolio interest exemption of Code Sections 871 and/or 881, a portfolio interest certificate substantially in the form attached hereto as Exhibit C properly completed and duly signed by such Seller (or in the case of a Seller that is treated as a partnership or trust for U.S. tax purposes, properly completed and duly signed by each direct and indirect owner or beneficiary of such Seller, as applicable, that is claiming such exemption); or (2) a determination by the applicable Government Authorities that no U.S. withholding is required; or (3) such other documentation reasonably determined by Buyer or Company, as applicable, to be sufficient in order to conclude that no withholding is applicable; and (B) in the case of a Seller that is a U.S. citizen or resident, a properly completed and duly signed Form W-9 properly claiming an exemption from U.S. backup withholding taxes.

Article III
CLOSING AND DELIVERIES

3.1           Closing. The closing of the Contemplated Transactions (the “Closing”) shall be held on February 21, 2012, at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, immediately following the execution and delivery of this Agreement and the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or such other date and time as Buyer and Sellers’ Representative may mutually determine (the “Closing Date”). Regardless of the time at which Closing occurs, Closing will be deemed for all purposes to have occurred at 11:59 pm (Eastern Time) on the Closing Date.

3.2           Deliveries by Sellers. At the Closing, the Sellers shall deliver (or cause to be delivered) to Buyer the following items, each in form and substance reasonably satisfactory to Buyer:

(a)          certificates and other instruments representing all the Shares and all the Sellers’ Options, duly endorsed (or accompanied by duly executed stock powers) for transfer of the Shares and such Options to Buyer, with all Tax stamps, if any, attached, or Affidavits of Loss of Stock Certificate, and any other documents that are necessary to transfer to Buyer good and valid title to all the Shares and all the Sellers’ Options;

(b)          with respect to each Seller, executed copies of a Release and Covenant Not To Sue (appropriately completed) of all claims against Buyer and the Company (other than claims with respect to amounts due to a Seller in its capacity as an employee of the Company) in substantially the form of Exhibit A hereto;

(c)          all Required Consents fully executed;

(d)          to the extent instruments representing all Options are not delivered by Sellers in accordance with Section 3.2(a) above, evidence of the termination and cancellation of all Options set forth on Schedule 4.2(c) (including (i) the warrant, dated July 22, 2005, issued to Plenus II, Limited Partnership and Plenus II (D.C.M.), Limited Partnership, (ii) the warrant, dated January 20, 2005, issued to Silicon Valley Bank, and (iii) all Options held by employees of the Company);

(e)          employment agreements between Buyer and each of Uri Yaniv and Jim Davis, in form and substance reasonably acceptable to Buyer, executed by each of Mr. Yaniv and Mr. Davis, respectively;

(f)          a waiver of the rights of first refusal and right of participation in sale provided in Sections 3 and 4, respectively, of the Stockholders’ Agreement, executed by each of the Qualified Holders (as defined in the Stockholders’ Agreement);

(g)          a copy of Amendment No. 1, dated as of January 30, 2012, to the Amended and Restated Stockholders’ Agreement, dated as of December 28, 2006, by the Company, Etty and Uri Yaniv and the other stockholders signatory thereto, executed by the Company and the other parties thereto (other than Buyer); and

3.3           Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers’ Representative the following items:

(a)          evidence of the wire transfers by Buyer (i) to Genesis and Aurum, of the portions of the Company Closing Indebtedness Payoff to be made directly to Genesis and Aurum in accordance with Section 2.2, (ii) to Sellers who are signatories to this Agreement, of the portions of the Shares Purchase Price to be paid directly to such Sellers in accordance with Section 2.2, (iii) to the Company, of the aggregate portions of the Shares Purchase Price to be paid to Sellers, if any, who are not signatories to this Agreement in accordance with Section 2.2, (iv) to PBW, of the Broker Fee, (v) to Proskauer Rose LLP, of $100,000 of the Company Legal Fee, and (vi) to Leonard Schoen, of $1,250 of the Company Legal Fee;

(b)          a copy of Amendment No. 1, dated as of January 30, 2012, to the Amended and Restated Stockholders’ Agreement, dated as of December 28, 2006, by the Company, Etty and Uri Yaniv and the other stockholders signatory thereto, executed by Buyer; and

(c)          executed copy of a Release and Covenant Not To Sue (appropriately completed) of all claims against Sellers in substantially the form of Exhibit B hereto.

3.4           Deliveries by the Company. At the Closing, the Company shall deliver to Buyer the New Buyer Share Certificates.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

4.1           Sellers’ Representations. Each Seller, severally as to itself only and not jointly, hereby represents and warrants to Buyer as follows:

(a)          Title; No Other Agreements to Sell Shares or Options. Such Seller is the sole record and beneficial owner of the issued and outstanding Shares and Options set forth opposite such Seller’s name in Schedule 4.1(a), and (i) such Shares constitute all of the issued and outstanding shares of capital stock of the Company owned of record or beneficially by such Seller and (ii) such Options constitute all of the Options held of record or beneficially by such Seller. Such Shares and Options are being (and will be) sold by such Seller free and clear of any and all Liens (other than restrictions under applicable securities Laws). Except as set forth in Schedule 4.1(a) and under the Investors Rights Agreement, the Stockholders’ Agreement and the Certificate of Incorporation, such Seller is not a party to (i) any Option (other than this Agreement) relating to such shares, or (ii) any voting trust, proxy or other Contract with respect to the voting of such Shares or any other capital stock of the Company. There are no outstanding powers of attorney executed by any Seller with respect to such Shares or Options. Neither such Seller, nor any of its Representatives or Affiliates, is a party to any Contract with any other Person to sell, assign, transfer or effect a sale of any of the Shares or Options owned by such Seller. Such Seller hereby acknowledges and agrees that the certificates and other instruments evidencing all of the Shares and all of the Options owned by such Seller shall be terminated and cancelled at the Closing, without any further action on the part of such Seller. All forms and certificates relating to withholding Taxes provided by such Seller to the Buyer or the Company pursuant to Section 2.2(f) are true and accurate as of the Closing.

(b)          Authority, Validity and Effect. Such Seller has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such Seller’s obligations under this Agreement, and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered, and, assuming the due execution and delivery of this Agreement by Buyer and the Company, is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, or (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

(c)          No Conflict; Required Filings and Consents.

(i)          Neither the execution and delivery by such Seller of this Agreement, nor compliance by such Seller with any of the provisions hereof, nor the consummation of the Contemplated Transactions by such Seller, will (i) conflict with or result in a breach of any provision of such Seller’s certificate or articles of incorporation or bylaws or similar organizational instruments; (ii) conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, result in or give rise to any right of termination, cancellation or acceleration with respect to, or result in any notice under, any Contract, Permit or other instrument or obligation to which such Seller is a party or by which such Seller or any of such Seller’s properties or assets is subject; or (iii) violate any Law to which such Seller or any of such Seller’s properties or assets is subject, except, in the case of clauses (ii) and (iii), where such conflict, breach, default, termination, cancellation, acceleration or violation, as applicable, would not reasonably be expected to adversely affect such Seller’s ability to consummate the Contemplated Transactions or to timely perform any of its obligations under the Agreement.

(ii)         No notice to, filing with, authorization of, exemption by, or Permit or Consent of any Person is necessary for the consummation by such Seller of the Contemplated Transactions, other than those which have been obtained or made prior to the Closing.

(d)          Brokers’ Fees. Except as set forth in Section 6.8, neither such Seller nor any of such Seller’s Affiliates has any Liability to pay any fees or commissions to any broker or finder with respect to the Contemplated Transactions. If any such Liabilities arise in connection with the Contemplated Transactions (other than as set forth in Section 6.8), it shall be the sole responsibility of such Seller and its Affiliates to pay such fees or commissions and such Seller shall indemnify Buyer in accordance with Article VIII in connection therewith.

(e)          Litigation. There are no Actions (excluding Actions that are investigations) pending or, to such Seller’s Knowledge, threatened against such Seller that would restrict the consummation of the Contemplated Transactions or the timely performance by such Seller of any of its obligations under the Agreement. There are no investigations instituted, commenced, pending or, to the Seller’s Knowledge, threatened against such Seller that would restrict the consummation of the Contemplated Transactions or the timely performance by such Seller of any of its obligations under the Agreement.

(f)          No Other Representations or Warranties. The Sellers have not made any representations or warranties, express or implied, of any nature whatsoever relating to the Company, the Company’s Subsidiaries, the Business, the Company’s capital stock or otherwise in connection with the Contemplated Transactions, other than those representations and warranties expressly set forth in this Section 4.1.

4.2           Company’s Representations. The Company hereby represents and warrants to Buyer as follows:

(a)          Authority, Validity and Effect. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate and fully perform the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement by Buyer and Sellers, is or will be upon execution, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Company.

(b)          Financial Condition.

(i)          Attached hereto are the balance sheet of the Company and the related statements of income, stockholders’ equity and changes in cash flows for each of the last two (2) full fiscal years of the Company (including the notes thereto and any other information included therein) (collectively, the “Financial Statements”). The Financial Statements for the year ended December 31, 2010 are accompanied by an unqualified opinion of an independent audit firm. The Financial Statements for the year ended December 31, 2011 (the “2011 Financial Statements”) are unaudited (and do not include notes that accompany full financial statements) but have been prepared by Company management in a manner consistent with the prior year audited Financial Statements. The Financial Statements (A) were prepared in accordance with the books and records of the Company, which books and records are true, correct and complete in all material respects, (B) fairly present in all material respects the financial condition of the Company as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flow of the Company for the periods indicated, and (C) have been prepared in accordance with GAAP consistently applied, in all cases, subject to audit in the case of the 2011 Financial Statements.

(ii)         The Company has no Liabilities except (A) for Liabilities reflected or reserved against in the Financial Statements (which reservations and accruals are reasonable), and (B) Liabilities incurred since the date of the Financial Statements in the Ordinary Course and not in excess of $100,000.

(iii)        Schedule 4.2(b)(iii) attached hereto sets forth a list of all Indebtedness of the Company (which, for the avoidance of doubt, does not include trade accounts payable), as of the close of business on the day that is three (3) Business Days preceding the date of this Agreement, including Indebtedness of the Company owed to stockholders (including the Sellers and their Affiliates) and former stockholders, indicating, in each case, the name or names of the lender or creditor, the date of maturity and the unpaid principal amount of such Indebtedness as of such date. Except as set forth on Schedule 4.2(b)(iii), the Company has not guaranteed, or in any way agreed to pay, discharge or otherwise be responsible, directly or indirectly, for, any indebtedness or other obligation of any person or entity including, without limitation, any Affiliate of the Company or the Sellers.

(iv)        All Inventory reflected in the Financial Statements consists of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course, except for damaged, obsolete, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. A reserve, determined in accordance with GAAP, has been established by the Company for damaged, obsolete, defective or slow moving inventory and such reserve, which is shown in the Financial Statements, is consistent with the operation of the Company’s business in the Ordinary Course. The values at which the Inventory is carried by the Company are based on the lower of weighted average cost (using the “first in-first out” (FIFO) method) and market.

(v)         All Accounts Receivable reflected in the Financial Statements, (A) have arisen from arms-length, bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course; (B) constitute only valid, undisputed claims of the Company; and (C) are collectible after billing in the Ordinary Course, subject to a reserve for doubtful Accounts Receivable. Such reserve for doubtful Accounts Receivable has been established by the Company and determined in accordance with GAAP and such reserve, which is shown in the Financial Statements, is consistent with the operation of the Company’s business in the Ordinary Course.

(vi)        Since December 31, 2011, the Company has operated its business only in the Ordinary Course in all material respects.

(vii)       Since December 31, 2011, there has been no Material Adverse Effect.

(c)          Capitalization. The authorized capital stock of the Company consists of (i) 4,825,000 shares of Common Stock, of which 782,378 shares are issued and outstanding (of which 246,314 shares are designated Special Common Stock), and (ii) 2,325,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), of which (A) 750,000 shares have been designated Series A Preferred Stock, 217,336 of which shares are issued and outstanding and (B) 1,575,000 shares have been designated Series A-1 Preferred Stock, 791,831 of which shares are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with all applicable securities Laws, including the Securities Act. None of the outstanding shares of capital stock of the Company were issued in violation of any Contract to which the Company is a party or is subject to or in violation of any Option or any preemptive or similar rights of any Person. (i) as of December 31, 2011, other than as set forth in Schedule 4.2(c), there were no Options or any other rights, commitments or Contracts of any character relating to any capital stock of the Company, or obligating the Company to issue or sell any Options, shares of capital stock of the Company or any other interest in the equity or debt of the Company, (ii) since December 31, 2011, none of such Options, rights, commitments or Contracts set forth in Schedule 4.2(c) have been or will be exercised or exchanged for any shares of capital stock of the Company or any other interest in the equity or debt of the Company, (iii) immediately prior to the Closing, other than as set forth in Schedule 4.2(c), there were no Options or any other rights, commitments or Contracts of any character relating to any capital stock of the Company, or obligating the Company to issue or sell any Options, shares of capital stock of the Company or any other interest in the equity or debt of the Company, and (iv) all of such Options, rights, commitments or Contracts set forth in Schedule 4.2(c) (including (i) the warrant, dated July 22, 2005, issued to Plenus II, Limited Partnership and Plenus II (D.C.M.), Limited Partnership and (ii) the warrant, dated January 20, 2005, issued to Silicon Valley Bank) have been properly terminated and cancelled immediately prior to the Closing and are void and of no further effect. Without limiting the foregoing, as of the Closing, there are no (i) Options or any other rights, commitments or Contracts of any character relating to any capital stock of the Company, or obligating the Company to issue or sell any Options, shares of capital stock of the Company or any other interest in the equity or debt of the Company, or (ii) authorized, issued or outstanding, or commitments to issue or grant, any stock appreciation right or similar right, phantom interest, profit participation, stock purchase right, preemptive right, restricted stock or similar rights with respect to the Company or any of its capital stock, and there are no voting trusts, shareholder agreements (other than the Stockholders’ Agreement and the Investors Rights Agreement), proxies or other Contracts with respect to the voting or transfer of the Shares or any other capital stock of the Company. Upon delivery of the Shares Purchase Price at the Closing as provided for in this Agreement, and upon the issuance by the Company of the New Buyer Share Certificates to Buyer at the Closing, (x) Buyer will have good and valid title to 217,336 shares of Series A Preferred Stock, 791,831 shares of Series A-1 Preferred Stock, 246,314 shares of Special Common Stock, and 536,064 shares of Common Stock (in each case, with all rights, preferences and privileges accorded to the Shares, as applicable, prior to the Closing), which shall represent all of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens (other than restrictions under applicable securities Laws), as of the Closing Date, and (y) no Options shall be outstanding.

(d)          Taxes. The Company has properly completed and timely filed all Tax Returns required to be filed by it; all such Tax Returns were true, correct and complete in all material respects when filed and the Company has paid all Taxes required to be paid, whether or not shown on any Tax Return. There is (A) no claim for Taxes that is a Lien against the property of the Company or is being asserted against the Company other than Liens for Taxes not yet due and payable, (B) no audit of any Tax Return of the Company by a Governmental Authority is currently pending or threatened, and the Company has not been notified of any proposed Tax claims or assessments against the Company and (C) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company that is currently in effect. The unpaid income Taxes of the Company (1) do not exceed by any material amount the reserve for Income Tax liability set forth on the face of the most recent balance sheet and (2) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Income Tax Returns.

(e)          No Other Representations or Warranties.  The Company has not made any representations or warranties, express or implied, of any nature whatsoever relating to the Company, the Company’s Subsidiaries, the Business, the Company’s capital stock or otherwise in connection with the Contemplated Transactions, other than those representations and warranties expressly set forth in this Section 4.2.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

5.1           Organization and Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2           Authority, Validity and Effect. Buyer has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate and fully perform the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution and delivery of the Company and Sellers, is or will be upon execution the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Buyer.

5.3           No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement, nor compliance by Buyer with any of the provisions hereof, nor the consummation by Buyer of the Contemplated Transactions, will (i) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws, as amended; (ii) conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, result in or give rise to any right of termination, cancellation or acceleration with respect to, or result in any notice under, any Contract, Permit or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets is subject; or (iii) violate any Law to which Buyer or any of its properties is subject, except, in the case of clauses (ii) and (iii), where such conflict, breach, default, termination, cancellation, acceleration or violation, as applicable, would not reasonably be expected to adversely affect Buyer’s ability to consummate the Contemplated Transactions or to timely perform any of its obligations under the Agreement.

(b)          No notice to, filing with, authorization of, exemption by or Consent of any Person (other than as contemplated under this Agreement) is necessary for the consummation by Buyer of the Contemplated Transactions, except where such failure to provide notice, make a filing, or obtain an authorization or exemption, as applicable, would not reasonably be expected to adversely affect Buyer’s ability to consummate the Contemplated Transactions or to timely perform any of its obligations under the Agreement.

5.4           Litigation. There are no Actions (excluding Actions that are investigations) pending or, to the Knowledge of Buyer, threatened against Buyer that that would restrict the consummation of the Contemplated Transactions or the timely performance by Buyer of any of its obligations under the Agreement. To the Knowledge of Buyer, there are no investigations instituted, commenced, pending or threatened against Buyer that would restrict the consummation of the Contemplated Transactions or its timely performance of any of its obligations under the Agreement.

5.5           Brokers’ Fees. Except as set forth in Section 6.8, Buyer has no Liability to pay any fees or commissions to any broker or finder with respect to the Contemplated Transactions for which any Seller would become liable or obligated. If any such Liabilities arise in connection with the Contemplated Transactions (other than as set forth in Section 6.8), it shall be the sole responsibility of Buyer to pay such fees or commissions and Buyer shall indemnify any Seller in accordance with Article VIII in connection therewith.

5.6           Investment Intent. Buyer is acquiring the Shares and Sellers’ Options for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Shares and Sellers’ Options have not been registered under U.S. federal or any applicable state securities Laws or the Laws of any other jurisdiction and cannot be resold without registration under such Laws or an exemption therefrom. Buyer further acknowledges that it is an “accredited investor” within the meaning of Regulation D adopted under the Securities Act of 1933, as amended, that it has knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and Sellers’ Options, and that it can bear the economic risk of an investment in the Shares and Sellers’ Options.

5.7           Available Funds. Buyer will at the Closing have sufficient immediately available funds, in cash, to pay the Base Purchase Price, pay any other amounts payable by Buyer pursuant to this Agreement and consummate the Contemplated Transactions.

Article VI
COVENANTS AND OTHER AGREEMENTS

6.1           Post-Closing. The Parties agree to comply with each of the covenants set forth below in this Section 6.1 with respect to all periods following the Closing.

(a)          Further Actions. In case at any time after the Closing any further action is necessary or desirable to effectuate the Contemplated Transactions, each of the Parties will take such reasonable further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(b)          Use of Names. Upon Closing, Sellers shall, and shall cause their Affiliates to, cease using any trademarks, trade names or service marks containing the words “Elcom Technologies” or “Elcom”, including any phrase indicating or referring to Sellers or their respective Affiliates as formerly having been associated in any way with the Company Intellectual Property other than having been associated as an investor, consultant, director or employee of the Company prior to the Contemplated Transactions.

(c)          Termination of Stockholders’ Agreement and Investors Rights Agreement. The Parties agree that each of the Investors Rights Agreement and the Stockholders’ Agreement shall be terminated and be of no further force and effect upon the Closing.

6.2           Additional Covenants and Agreements. In addition to the covenants set forth in Section 6.1, the Parties agree that Buyer, the Company and Sellers shall mutually cooperate in the filing of all notices, reports and other filings with any Governmental Authority required to be filed by Buyer, Company or any of Sellers in connection with the Contemplated Transactions.

6.3           Tail Insurance. Buyer shall cause the Company to and the Company shall purchase (at the Company’s expense) a tail insurance policy to the Company’s existing directors’ and officers’ liability insurance providing coverage to the persons who were covered by such insurance policy immediately prior to the Closing for a period of not less than six (6) years after the Closing.

6.4           Public Announcements. No Seller may issue any press release or public announcement concerning any provisions of this Agreement or the Contemplated Transactions unless (a) such Seller has provided Buyer with a copy of such press release or public announcement for its review at least two (2) Business Days prior to the proposed issuance date and (b) such Seller has received Buyer’s prior written approval for the issuance of such press release or public announcement.

6.5           Confidentiality.

(a)          “Confidential Information” means confidential information relating to the Company, the Business and its operations, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, intellectual property, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data which contain or otherwise reflect or are generated from such information but excludes (i)  information that is or becomes known to the public or are in or enter the public domain, other than by any fault of any of the Sellers, (ii) information rightfully disclosed to any Seller by a third party that is legally free to disclose such matters and (iii) information developed by Seller, alone or with others, that does not utilize the Confidential Information.

(b)          From and after the Closing the Sellers shall treat all Confidential Information relating to the Company and the Business, as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives, attorneys and Affiliates who need to know such Confidential Information in connection with the Contemplated Transactions and also to the extent strictly required for enforcing their rights pursuant to this Agreement. Each Seller shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Each Seller shall be responsible for any breach of this Agreement by any of its Representatives. In the event that any Seller believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Seller shall give timely written notice to Buyer so that Buyer and its Affiliates (including the Company) may have an opportunity to obtain a protective order or other appropriate relief.  The Seller shall cooperate fully in any such action by Buyer and its Affiliates.

(c)          If a Seller or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such Seller shall provide the Company and Buyer with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the Company and/or Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such Seller or any of its Representatives is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such Seller may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such Seller uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

(d)          No Seller shall be liable for any breach of this Section 6.5 by any other Seller.

6.6           Non-Solicitation.

(a)          Following the Closing, none of the Sellers, nor any of their respective Affiliates, shall, other than in the case of Uri Yaniv in his capacity as an officer of the Company, (i) for a period of two (2) years from and after the Closing Date (with respect to Sellers) or (ii) until the second (2nd) anniversary of the date of termination of his employment with the Company, Buyer or one of their Affiliates (with respect to Uri Yaniv), directly or indirectly, (A) hire or offer employment to or seek to hire any employee of Buyer, the Company or any successors or Affiliates thereof, unless Buyer or the Company, as applicable, first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (B) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any employee of Buyer, the Company or any successors or Affiliates thereof, to leave the employ of his or her employer, (C) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any Person to cease, diminish or not commence doing business with Buyer, the Company or any successors or Affiliates thereof or (D) disparage the Business or Buyer, the Company or any successor or Affiliate thereof to any Person.

(b)          The terms of this Section 6.6 are a material inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions. The Parties acknowledge and agree that any violation of this Section 6.6 will result in irreparable injury to Buyer and agree that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.6, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 6.6 should be interpreted in such a manner as to be effective and valid under applicable Law. In the event any portion of this Section 6.6 shall be held to be illegal or unenforceable, the remainder of this Section 6.6 shall remain in full force and effect. If any of the restrictions contained in this Section 6.6 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

(c)          This Section 6.6 shall not apply to CIBC World Markets or its Affiliates.

(d)          No Seller shall be liable for any breach of this Section 6.6 by any other Seller.

6.7           Non-Competition.

(a)          Following the Closing, none of the Sellers, nor any of their respective Affiliates (excluding Uri Yaniv, who shall be bound by the terms of his employment agreement with Buyer, including the non-competition provisions thereof), shall, for a period of two (2) years from and after the Closing Date, directly or indirectly, (i) engage in any Restricted Activity, (ii) acquire, or own in any manner, any controlling interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iii) otherwise participate in the management or operation (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise) of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 6.7 shall not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b)          The Parties acknowledge that the acquisition of the Business and the goodwill of the Company is an essential component of the Contemplated Transactions, and believe that the goodwill of the Company is a valuable asset and an essential inducement to Buyer to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement. The Parties acknowledge that it could substantially dilute the value of such goodwill if any of the Sellers violated any of the provisions of Section 6.7. In order to induce Buyer to enter into this Agreement and as a condition precedent to the consummation of the Contemplated Transactions, each of the Sellers agree, insofar as he or it acts in its capacity as a selling equity holder, or a controlling person thereof, and not as an employee, a manager, a member of a management board or a consultant, to accept and be bound by the restrictions as set forth in Section 6.7(a). In addition, the Parties acknowledge and agree that the provisions of Section 6.7(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of Buyer, which are paying substantial consideration and other benefits to Sellers in consideration for the covenants of the Sellers hereunder.

(c)          If any provision contained in any of Section 6.7(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made. It is the intention of the Parties that the provisions of Section 6.7(a) shall be enforceable to the maximum extent permitted by applicable Laws.

(d)          The Parties acknowledge and agree that any breach or threatened breach of the covenants or other provisions contained in Section 6.7(a) may cause Buyer material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Buyer shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

(e)          This Section 6.6 shall not apply to CIBC World Markets or its Affiliates.

(f)          No Seller shall be liable for any breach of this Section 6.7 by any other Seller.

6.8           Payment of Broker Fees.  Sellers and Buyer hereby acknowledge and agree that (i) the total amount of fees and commissions payable under that certain letter agreement, dated March 16, 2011, by and between the Company and Philpott Ball & Werner (“PBW”), is $208,000 (the “Broker Fee”), (ii) Buyer shall be obligated to pay $70,996 of such Broker Fee and (iii) Sellers, collectively, shall be obligated to pay $137,004 of such Broker Fee (the “Seller Broker Fee Amount”). Sellers and Buyer further acknowledge and agree that Buyer shall deduct the Seller Broker Fee Amount from the Base Purchase Price in accordance with Section 2.2(b) and, promptly following the Closing, shall pay the Broker Fee directly to PBW.

6.9           Payment of Company Legal Fees.  The Company represents to Buyer and Sellers that the total amount of fees and disbursements payable to (i) Proskauer Rose LLP, counsel to the Company, as of the Closing Date is $100,000 and (ii) Leonard Schoen, Sellers’ agent for service of process, as of the Closing Date is $1,250 (collectively, the “Company Legal Fee”). Sellers and Buyer hereby acknowledge and agree that (i) Buyer shall be obligated to pay $34,560 of such Company Legal Fee and (ii) Sellers, collectively, shall be obligated to pay $71,960 of such Company Legal Fee (the “Seller Legal Fee Amount”). Sellers and Buyer further acknowledge and agree that Buyer shall deduct the Seller Legal Fee Amount from the Base Purchase Price in accordance with Section 2.2(b) and, promptly following the Closing, shall pay $100,000 of the Company Legal Fee directly to Proskauer Rose LLP and $1,250 of the Company Legal Fee directly to Leonard Schoen.

Article VII
CONDITIONS TO OBLIGATION TO CLOSE

7.1           Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver in accordance with this Section 7.1) of each of the conditions precedent set forth below in this Section 7.1.

(a)          (i) The representations and warranties set forth in Section 4.1(a) (Title; No Other Agreement to Sell Shares or Options), Section 4.1(b) (Authority, Validity and Effect), Section 4.1(d) (Brokers’ Fees), Section 4.2(a) (Authority, Validity and Effect), Section 4.2(c) (Capitalization), Section 4.2(d) (Taxes) and subsections (ii), (iii) and (vii) of Section 4.2(b) (Financial Condition) shall be true and correct in all respects and (ii) all other representations and warranties set forth in Article IV shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in each case, at and as of the date hereof and at and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time).

(b)          The Sellers shall have performed and complied in all material respects with all covenants, agreements or obligations required to be performed or complied with by Sellers prior to the Closing.

(c)          There shall not be any Order in effect preventing the consummation of the Contemplated Transactions, nor any Action brought by any Governmental Authority that is pending before any Governmental Authority that seeks to prevent or prohibit the consummation of the Contemplated Transactions.

(d)          Since December 31, 2011, there shall not have occurred any Material Adverse Effect.

(e)          The Company and Sellers shall have delivered to Buyer all of the items identified in Section 3.2, and the Required Consents shall be in full force and effect.

(f)          Such directors and officers of the Company, as designated by Buyer to the Sellers in advance of the Closing (but effective as of the Closing), shall have executed and delivered to Buyer their resignations, in form and substance reasonably satisfactory to Buyer.

7.2           Conditions to Obligation of the Company and Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in accordance with this Section 7.2) of each of the conditions precedent set forth below in this Section 7.2.

(a)          (i) The representations and warranties of Buyer set forth in Section 5.2 (Authority, Validity and Effect) and Section 5.5 (Brokers’ Fees) shall be true and correct in all respects and (ii) all other representations and warranties set forth in Article V shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in each case, at and as of the date hereof and at and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time).

(b)          Buyer shall have performed and complied in all material respects with all covenants, agreements or obligations required to be performed or complied with by Buyer prior to the Closing.

(c)          There shall not be any Order in effect preventing the consummation of the Contemplated Transactions, nor any Action brought by any Governmental Authority that is pending before any Governmental Authority that seeks to prevent or prohibit the consummation of the Contemplated Transactions.

(d)          Buyer shall have delivered to Sellers all of the items listed in Section 3.3.

Article VIII
INDEMNIFICATION

8.1           Survival Periods.

(a)          (i) The representations and warranties made in Section 4.2 of this Agreement shall not survive the Closing Date and shall expire and have no force and effect following the Closing and (ii) the representations and warranties made in Section 4.1 of this Agreement shall survive until the date which is eighteen (18) months after the Closing Date (the “General Representation Survival Date”); provided, however, that the representations and warranties set forth in Section 4.1(a) (Title; No Other Agreement to Sell Shares or Options), Section 4.1(b) (Authority, Validity and Effect) and Section 4.1(d) (Brokers’ Fees) (collectively, the “Special Seller Warranties”) shall survive until the date that is sixty (60) days after the expiration of all applicable periods under the Laws prescribing applicable statutes of limitation or regulatory enforcement periods (taking into account any extensions) with respect to the subject matter of such representation and warranties (the “Special Representation Survival Date”).

(b)          The representations and warranties made in Article V of this Agreement shall survive until the General Representation Survival Date; provided, however, that the representations and warranties set forth in Section 5.2 (Authority, Validity and Effect) and Section 5.5 (Brokers’ Fees) (collectively, the “Special Buyer Warranties”) shall survive until the Special Representation Survival Date.

(c)          Each covenant, agreement or obligation made by a Party under this Agreement shall survive until performed in accordance with its terms (the “General Covenant Survival Date”), except the covenants set forth in Section 6.5 (Preservation of Confidentiality), Section 6.6 (Non-Solicitation) and Section 6.7 (Non-Competition) shall survive until the date that is sixty (60) days after the expiration of all applicable periods under the Laws prescribing applicable statutes of limitations or regulatory enforcement periods (taking into account any extensions) with respect to the subject matter of such covenants (the “Special Covenant Survival Date”).

(d)          If a Party (the “Indemnified Party”) intends to make a claim for indemnification pursuant to Section 8.2 (a “Claim”), such Indemnified Party shall promptly, but in no event after the expiration of the General Representation Survival Date, the Special Representation Survival Date, the General Covenant Survival Date or the Special Covenant Survival Date, as applicable, notify the Party from whom such indemnification is sought (an “Indemnifying Party”) in writing (the “Claim Notice”) describing the nature of such Claim, the basis for such Claim of indemnification and the amount of the Loss attributable thereto (to the extent that such basis and the amount of the Loss are known at such time) in reasonable detail; provided, that no delay on the part of the Indemnified Party in timely submitting a Claim Notice (except to the extent a Claim Notice is not received prior to the expiration of the General Representation Survival Date, the Special Representation Survival Date, the General Covenant Survival Date or the Special Covenant Survival Date, as applicable, contained in Section 8.1(a), Section 8.1(b) or Section 8.1(c)) shall release the Indemnifying Party from its indemnification obligations hereunder except to the extent that the failure by the Indemnified Party to timely submit a Claim Notice actually prejudices the Indemnifying Party. Each such Claim shall expressly state that the Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such Claim. The Indemnifying Party shall have 20 calendar days following its receipt of the Claim Notice either to (i) acknowledge such Claim and its respective responsibilities to indemnify the Indemnified Party in respect thereof in accordance with the terms of this Article VIII by giving such Indemnified Party written notice of acknowledgment or (ii) to object to the Claim by giving such Indemnified Party written notice of the objection. If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acknowledged such Claim and its respective responsibilities to indemnify the Indemnified Party in respect thereof in accordance with the terms of this Article VIII. If an Indemnifying Party objects to any Claim, the Indemnified Party shall be entitled to file suit against the Indemnifying Party in any court of competent jurisdiction specified in Section 10.7(b) in order to resolve such objection and obtain indemnification for such Claim in accordance with this Agreement.

(e)          Notwithstanding anything herein to the contrary, indemnification for Claims which arise out of the fraud, fraudulent misrepresentation, fraudulent breach of warranty, criminal activity or willful misconduct of the Indemnifying Party shall expire sixty (60) days after the expiration of all applicable statutes of limitations or regulatory enforcement periods (taking into account any extensions) with respect to the subject matter of such Claims.

8.2           Indemnification.

(a)          Subject to the other provisions of this Article VIII, from and after the Closing, each Seller shall, severally and not jointly, indemnify, defend and hold Buyer, its Affiliates (including the Company), officers, directors, stockholders, members, partners, agents and employees and their respective successors and assigns (the “Buyer Indemnified Parties”), harmless from and against any and all Losses suffered by any Buyer Indemnified Party arising from, relating to or in connection with:

(i)          any breach of any representation or warranty made by such Seller in Section 4.1 of this Agreement; or

(ii)         a breach of any covenant or obligation of such Seller contained in this Agreement.

(b)          Subject to the other provisions of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold Sellers and their respective Affiliates, officers, directors, stockholders, members, partners, agents and employees, and their successors and assigns (the “Seller Indemnified Parties”) harmless from and against any and all Losses suffered by any Seller Indemnified Party arising from, relating to or in connection with:

(i)          any breach of any representation or warranty made by Buyer in Article V of this Agreement; or

(ii)         a breach of any covenant or obligation of Buyer contained in this Agreement.

8.3           Third Party Claims. If an indemnification claim under Section 8.2 involves a claim by a third party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article VIII (a “Third Party Claim”), the obligations of an Indemnifying Party shall be governed by and be contingent upon the following additional terms and conditions:

(a)          An Indemnifying Party may assume the defense of a Third Party Claim, so long as the Indemnifying Party notifies the Indemnified Party in writing (promptly after the Indemnified Party has received notice of the commencement of any Action with respect to the Third Party Claim, which notice shall promptly be given by the Indemnified Party to the Indemnifying Party specifying in reasonable detail the nature and amount of such Third Party Claim together with such information as may be necessary for the Indemnifying Party to determine that the limitations in Section 8.4 have been satisfied or do not apply).

(b)          Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which counsel shall be subject to approval by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed). In the event the Indemnifying Party assumes the defense of a Third Party Claim pursuant to the terms of Section 8.3(a), the Indemnified Party shall immediately deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.

(c)          So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(a), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, subject to the Indemnifying Party’s control thereof. The Indemnifying Party shall have full authority and the exclusive right to determine all action to be taken with respect thereto, including consenting to the entry of any judgment or entering into any settlement with respect to the Third Party Claim, unless such settlement (i) includes injunctive or other equitable relief imposed against any Indemnified Party or (ii) contains an admission of wrongdoing or liability on behalf of any Indemnified Party, in which case, the consent of the Indemnified Party shall be required for the Indemnifying Party to settle such claim.

(d)          If the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right to take over and assume control the defense of such Third Party Claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control of such Third Party Claim, the Indemnified Party shall not settle such of such Third Party Claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e)          Regardless of whether the Indemnifying Party or the Indemnified Party assumes the defense of the Third Party Claim, the Parties shall cooperate with each other in the defense or prosecution thereof. Without limiting the generality of the foregoing sentence, the Parties shall execute such powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any Party and, as may be reasonably related to any such Third Party Claim, shall provide access to the Representatives of such Party during normal business hours to all properties, personnel, books, tax records contracts, commitments and all other business records of such other Party and will furnish to such other Party copies of all documents as may reasonably be requested (certified, if so requested).

8.4           Liability and Indemnification Limits.

(a)          Subject to the provisions of Section 8.4(b) below, a Buyer Indemnified Party shall not be entitled to seek indemnification pursuant to Section 8.2(a)(i) with respect to any Claim unless the aggregate amount of Losses incurred by such Buyer Indemnified Party that are indemnifiable under Section 8.2(a)(i) with respect to such Claim or series of related Claims, for such Buyer Indemnified Party or all Buyer Indemnified Parties, exceeds One Hundred Fifty Thousand Dollars ($150,000.00) (the “Per Claim Amount”), in which case the Buyer Indemnified Party shall be entitled to seek indemnification for the full amount of such Claim. Subject to the provisions of Section 8.4(b) below, a Seller Indemnified Party shall not be entitled to seek indemnification pursuant to Section 8.2(b)(i) with respect to any Claim unless the aggregate amount of Losses indemnifiable under Section 8.2(b)(i) with respect to such Claim or series of related Claims, for such Seller Indemnified Party or all Seller Indemnified Parties, exceeds the Per Claim Amount, in which case the Seller Indemnified Party shall be entitled to seek indemnification for the full amount of such Claim. Notwithstanding the first two sentences of this Section 8.4(a), the Per Claim Amount shall not apply to any Claims (i) arising out of or relating to any breach of any representation and warranty contained in any of the Special Seller Warranties or the Special Buyer Warranties, or (ii) based upon fraud, fraudulent misrepresentation, fraudulent breach of warranty, criminal activity or willful misconduct.

(b)          Caps on Indemnity.

(i)          Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of any Seller for any indemnification for Losses which may be recovered by all Buyer Indemnified Parties pursuant to Section 8.2(a)(i) shall not exceed an amount equal to the portion of the Shares Purchase Price actually received by such Seller (the “Seller Cap”); provided, however, the Seller Cap shall not apply to any Claims based upon fraud, fraudulent misrepresentation, fraudulent breach of warranty, criminal activity or willful misconduct of such Seller. No Seller shall be liable for any fraud, fraudulent misrepresentation, fraudulent breach of warranty, criminal activity or willful misconduct of any other Seller.

(ii)         Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Buyer for any indemnification for Losses which may be recovered by all Seller Indemnified Parties pursuant to Section 8.2(b)(i) shall not exceed $200,000 (the “Buyer Cap”); provided, however, the Buyer Cap shall not apply to any Claims based upon fraud, fraudulent misrepresentation, fraudulent breach of warranty, criminal activity or willful misconduct of Buyer.

(c)          Calculation of Losses; Subrogation.

(i)          The amount of any Loss for which indemnification is provided under this Article VIII shall be reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss determined using the highest combined Federal, state and local marginal income tax rate for such Indemnified Party (or any of its Affiliates) (disregarding the deductibility of state and local taxes for U.S. Federal income tax purposes). The amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by such Indemnified Party (or any of its Affiliates) with respect to such Losses, and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party. If any such proceeds, benefits or recoveries are received by such Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

(ii)         Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(d)          Effect of Investigation. The representations and warranties of the Sellers herein, and each Buyer Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Buyer Indemnified Party (including by any of its Representatives) or by reason of the fact that such Buyer Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

8.5           Claims By Third Parties to Participate In Contemplated Transactions. Notwithstanding anything in this Agreement to the contrary, if during the 12-month period following the Closing Date, a third party makes any claim based upon reasonable evidence presented to the Sellers’ Representative and to Buyer that such third party held shares of capital stock of the Company or Options as of the Closing Date that should have participated in the Contemplated Transactions but did not so participate, and such shares of capital stock of the Company or Options were not set forth in the schedules to this Agreement, then the Sellers and Buyer, severally and not jointly, shall pay to such third party the Approved Claim Amounts (defined below) owed to such third party by virtue of such third party’s ownership of such shares of capital stock of the Company or Options, under the following limitations: (i) each of Aurum Group, Genesis and Buyer, severally and not jointly, shall be responsible for, and shall pay to such third party, a partial amount of the Approved Claim Amount equal to the product of (x) the percentage that the respective pro rata amount of the Base Purchase Price actually received by Aurum Group, Genesis and Buyer, respectively, bears to the total Base Purchase Price and (y) the total Approved Claim Amount, and (ii) each of Aurum Group, Genesis and Buyer, severally and not jointly, shall be responsible for, and shall pay to such third party, an additional partial amount of such Approved Claim Amount equal to the product of (x) the percentage that the respective pro rata amount of the Base Purchase Price received by the Sellers other than Aurum Group, Genesis and Buyer bears to the total Base Purchase Price and (y) the total Approved Claim Amount, which additional partial amounts to be apportioned among Aurum Group, Genesis and Buyer by mutual agreement, substantially based on the pro rata amount of the Base Purchase Price actually received by Aurum Group, Genesis and Buyer, respectively. The Parties hereby acknowledge and agree that the total amount to be paid to any such third party by Genesis, Aurum Group and Buyer in the aggregate (the “Approved Claim Amount”) shall not exceed the amount that would have been due and payable to such third party if such third party was a Party to this Agreement, based on the preferences and priorities pursuant to Article IV, Section (C)2 of the Certificate of Incorporation and the Payment Percentage derived therefrom set forth on Schedule 2.2(c), in accordance with Section 2.2(c) of this Agreement. The Parties hereby further acknowledge and agree that (i) the Per Claim Amount shall not apply with respect to any claims of any third party contemplated by this Section 8.5 and (ii) the maximum aggregate liability of (A) each of Aurum Group and Genesis under this Section 8.5 shall not exceed an amount equal to the amount of the Shares Purchase Price actually received by such Party and (B) Buyer under this Section 8.5 shall not exceed an amount equal to the Buyer Share Amount (in each case, including in the event of any fraud, fraudulent misrepresentation, or fraudulent breach of warranty in connection with the representations and warranties in Section 4.2(c) and Schedule 4.2(c) or otherwise). If either Buyer, on the one hand, or the Sellers’ Representative, on the other hand, notifies the other Party that it disputes in good faith the claim of any third party to receive any consideration in connection with the Contemplated Transactions or to assert any rights as a stockholder or Option holder of the Company, then such Party may assume the defense of such claim, and such Party may appoint as lead counsel in the defense of such claim any legal counsel selected by such Party, which counsel shall be subject to approval by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), and the costs of such defense shall be apportioned among the Sellers and Buyer, severally and not jointly, in accordance with the responsibility for payment of any third party claim as set forth in this Section 8.5. The Party assuming the defense of such third party claim shall have full authority and the exclusive right to determine all action to be taken with respect thereto, including consenting to the entry of any judgment or entering into any settlement with respect to such claim, unless such settlement (i) includes injunctive or other equitable relief imposed against any other Party, (ii) contains an admission of wrongdoing or liability on behalf of any other Party, in which case, the consent of both the Sellers’ Representative and Buyer shall be required to settle such claim or (iii) is not in accordance with the terms of this Section 8.5. The Parties shall cooperate with each other in the defense or prosecution of any such claim. Notwithstanding anything in this Agreement to the contrary, if any such claim by any such third party contradicts or is inconsistent with any representation or warranty provided by any Seller in Section 4.1 or Schedule 4.1(a), then this Section 8.5 shall not be applicable with respect to such claim, but rather, all other Sections of this Article VIII shall apply to such claim and Buyer’s rights and remedies against such specific Seller with respect thereto (including all provisions relating to fraud, fraudulent misrepresentation, fraudulent breach of warranty, criminal activity or willful misconduct).

8.6           Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary or any right or remedy available under any Law, except for a Party’s right to seek specific performance pursuant to Section 10.10, the indemnification provisions of this Article VIII shall be, in the absence of fraud, fraudulent misrepresentation, fraudulent breach of warranty or criminal activity, the sole and exclusive remedy available to any Party for any breach or alleged breach of any representation, warranty, covenant or other provision of this Agreement or otherwise in connection with the Contemplated Transactions, and no Indemnified Party shall pursue or seek to pursue any other remedy. Except as specifically set forth in or arising under this Article VIII or Section 10.10, effective from and after the Closing, each Party hereby irrevocably waives any remedies it may have, in the absence of fraud, fraudulent misrepresentation, fraudulent breach of warranty or criminal activity, against any other Party, whether at Law or in equity, arising pursuant to this Agreement or otherwise in connection with the Contemplated Transactions, including remedies for breach of contract, breach of representation or warranty, negligent misrepresentation and all claims for breach of duty.

8.7           Liability of Sellers. Notwithstanding any other provision in this Agreement to the contrary, it is agreed that (i) all representations, warranties, covenants and agreements of Sellers pursuant to, or in connection with, this Agreement are several and not joint, and no Seller shall be liable for any breach of any representations or warranties by, or any actions or omissions of, any other Seller, (ii) without derogating from the specific provisions of Section 8.5, no Seller shall be liable for any breach by the Company of any representation or warranty under this Agreement, (iii) without derogating from the specific provisions of Section 8.5, no Seller shall be liable for any fraud, fraudulent misrepresentation, fraudulent breach of warranty, criminal activity or willful misconduct of any other Seller or the Company, (iv) no Seller shall be liable or responsible for the performance of any covenants of the Company under this Agreement and (v) the amount due and payable to any specific Seller under this Agreement out of the Shares Purchase Price shall not be reduced, or be subject to any offset as a result of any Claim of any Buyer Indemnified Party under this Agreement, other than as set forth in Sections 8.2(a) and Section 8.5 above, and as further limited by the provisions regarding Per Claim Amount and Seller's Cap set forth above (to the extent applicable under Sections 8.4(a) or (b), respectively).

Article IX
FURTHER AGREEMENTS

9.1           Post-Closing Access To Information; Record Retention; Mutual Assistance.

(a)          Subject to compliance with contractual obligations and applicable Laws, following the Closing and until the third (3rd) anniversary of the Closing Date (or the final resolution of any indemnification claim, if still pending), each Party shall afford to the other Party and to the other Party’s Affiliates and Representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights, at the requesting Party’s sole cost and expense, during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information within the possession or control of such Party or its Affiliates, relating to the Business or the Assets prior to the Closing, insofar as such access is reasonably required by the other Party. Information and access may be requested under this Section 9.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refunds, defending any Tax claims or assessment, preparing filings under any securities Laws or pursuant to any stock exchange regulations, prosecuting, defending or settling any Action, insurance claim or other claim hereunder, performing this Agreement and the Contemplated Transactions, and all other proper business purposes.

(b)          Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such Persons may reasonably be required in connection with the prosecution or defense of any legal, administrative or other Actions in which the requesting Party may from time to time be involved relating to the Business or the operations, Assets or Liabilities of the Company prior to the Closing.

9.2           Sellers’ Representative.

(a)          By the execution and delivery of this Agreement, including counterparts hereof, each Seller hereby irrevocably appoints the Sellers’ Representative to be the true and lawful agent and attorney-in-fact of such Seller (and by execution and delivery of this Agreement, Sellers’ Representative hereby accepts such appointment) with full power of substitution to act in the name, place and stead of such Seller with respect to the terms and provisions of this Agreement, as it may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Sellers’ Representative shall deem necessary or appropriate, in such Person’s sole discretion, in connection with any of the transactions contemplated under this Agreement, including the power (which may or may not be exercised in the sole discretion of the Sellers’ Representative):

(i)          to execute and deliver all certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the Contemplated Transactions;

(ii)         to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in such Person’s sole discretion, deems necessary or advisable in the performance of such Person’s duties as the Sellers’ Representative and to rely on their advice and counsel;

(iii)        to amend or waive any provision of this Agreement, provided that any such amendment or waiver, if material to the rights and obligations of Sellers in the reasonable judgment of Sellers’ Representative, shall be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature;

(iv)        to settle all disputes and claims that arise under this Agreement, or any other Contract, certificate or instrument delivered in connection with this Agreement, or to bring any action thereunder;

(v)         to do or refrain from doing any further act or deed on behalf of Sellers that Sellers’ Representative deems necessary or appropriate in such Person’s sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting;

(vi)        to demand, prosecute and defend and to comply with orders of courts and determinations with respect to claims arising out of or in connection with this Agreement or the Contemplated Transactions; and

(vii)       to execute any instrument or document that Sellers' Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney.

(b)          The appointment of Sellers’ Representative in this Article IX shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person (including the Company) may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative as the act of each Seller in all matters referred to in this Agreement. Each Seller hereby ratifies and confirms all that Sellers’ Representative shall do or cause to be done by virtue of Sellers’ Representative’s appointment as representative of such Seller. Sellers’ Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner Sellers’ Representative believes to be in the best interest of Sellers and consistent with Sellers’ Representative’s obligations under this Agreement, but Sellers’ Representative shall not be responsible to any Seller for any Loss any Seller may suffer by reason of the performance by Sellers’ Representative of Sellers’ Representative’s duties under this Agreement, including any Loss resulting from any error of judgment, mistake of fact or Law, or any act done or omitted to be done in good faith, other than Loss arising from willful violation of Law or gross negligence in the performance of Sellers’ Representative’s duties under this Agreement.

(c)          Each Seller hereby expressly acknowledges and agrees that Sellers’ Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among Sellers, and that Buyer and the Company shall be entitled to rely on any and all action taken by Sellers’ Representative under this Agreement without liability to, or obligation to inquire of, any of Sellers. Buyer is hereby expressly authorized to rely on the genuineness of the signature of Sellers’ Representative on any instrument, certificate or document. Upon receipt of any writing that reasonably appears to have been signed by Sellers’ Representative, Buyer may act upon the same without any further duty of inquiry as to the genuineness of the writing. Sellers do hereby severally but not jointly agree to indemnify and hold Sellers’ Representative harmless from and against any and all Losses (including fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of Sellers’ Representative’s duties under this Agreement except for actions by Sellers’ Representative constituting gross negligence or willful violation of Law.

(d)          If for any reason there is no Sellers’ Representative at any time, all references herein to Sellers’ Representative shall be deemed to refer to Sellers, acting by consent of a majority in interest of the Shares.

(e)          All expenses of the Sellers’ Representative incurred subsequent to the Closing in connection with the powers and duties outlined in this Article IX shall be payable by Sellers in accordance with their respective Payment Percentages.

(f)          With respect to the agent for service of legal process appointed under Section 10.7(c) below (the “Agent”), each Seller hereby agrees that the sole duty of the Agent will be to notify the Sellers’ Representative of the receipt of such legal process and provide them with a copy thereof and no notification by the Agent of the receipt of such legal process will be required to be made to any other Seller. Only to the extent that a specific Seller has provided clear fax or email details in the block signature of this Agreement relating to such Seller, the Sellers’ Representative, upon receipt of a notice from the Agent regarding receipt of such legal process pertaining to such specific Seller, shall notify such specific Seller of the receipt of such legal process using the fax or email information provided as aforesaid. The Sellers’ Representative will not be required to provide any notice to any Seller with respect to the receipt of such legal process other as specifically stated in this subsection (f). Sellers do hereby severally but not jointly agree to indemnify and hold each of the Sellers’ Representative and the Agent harmless from and against any and all Losses (including fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of the respective duties of the Agent and of Sellers’ Representative’s under this Agreement, except for actions by the Agent or Sellers’ Representative constituting gross negligence or willful violation of Law.

Article X
MISCELLANEOUS

10.1         Expenses. Each Party shall bear its own costs and expenses including legal and accounting fees and expenses, incurred in connection with the Contemplated Transactions. Further to the above, each Seller shall be responsible for any and all Taxes imposed on such Seller and other similar miscellaneous fees and expenses, if any, associated with the sale of Shares and Options by such Seller.

10.2         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, Buyer may, without the consent of Sellers, assign this Agreement or all or any portion of its rights, interests or obligations hereunder to any of Buyer’s Affiliates, provided such assignment shall not release Buyer of its obligations hereunder.

10.3         Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to benefit or create any legal or equitable right, remedy or claim in or on behalf of any Parties other than the Parties, or any Indemnified Party. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

10.4         Notices. All notices, requests, demands, claims and other communications that are required or may be given under this Agreement shall be in writing and shall be delivered (a) in person, (b) by confirmed facsimile transmission (with a notice contemporaneously given by another method specified in this Section 10.4), or (c) by recognized international overnight delivery service (e.g., Federal Express). In each case notice shall be sent to:

If to Sellers’ Representative:	E. Shalev Management 2000 Ltd.
11 Hamenofim Street Ackerstein
Towers Building B
Herzliya, Israel
Attention: Eyal Kishon and Gary Gannot
Facsimile: +(972)-9-972-9001
Email: eyal@genesispartners.com;
gary@genesispartners.com

and

Aurum Holdings MKI, Ltd.
16 Abba Hillel Silver Road, POB
3381, Ramat Gan, 52136, Israel
Attention: Hanan Miron
Facsimile: +(972)-3-576-2605
Email: michalb@aurum.co.il

with a copy (which shall not constitute notice) to:

Amit Pollak Matalon & Co.
17 Yitzhak Sade St., Nitzba Tower
Tel Aviv 67775 Israel
Attention: Ian Rostowsky, Adv.
Facsimile: +(972)-3-568-9001
Email: ian_ro@apm-law.com

If to any other Seller:	at the address provided by such party in the signature page hereto

If to Buyer or the Company:	Frequency Electronics, Inc.
55 Charles Lindbergh Boulevard
Mitchel Field, NY 11553
Attn: Alan Miller - Chief Financial Officer
Facsimile: (516) 357-2472
Email: alan.miller@freqelec.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Attn: Dennis J. Block, Esq.
Facsimile: (212) 805-5555
Email: blockd@gtlaw.com

or to such other address with respect to a Party as such Party notifies the other in writing as provided above. Notices so addressed shall only be duly given and effective upon receipt (or refusal of receipt).

10.5         Complete Agreement. This Agreement, including the Schedules hereto, and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, constitute the entire agreements and understandings of the Parties with respect to the subject matter hereof and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, member, partner, employee, agent, Affiliate or Representative of any Party.

10.6         Amendment; Waiver. This Agreement may be amended or modified only in a writing referencing this Agreement and duly executed by the Parties. The provisions of this Agreement may be waived only in a writing referencing this Agreement signed by the Party from whom the waiver is sought, and a Party may enforce any provision of this Agreement even if it has previously granted a waiver with respect to such provision or previously failed to enforce such provision or any other provision of this Agreement.

10.7         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND THE APPELLATE COURTS THEREOF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH OF THE SELLERS HEREBY IRREVOCABLY APPOINTS LEONARD SCHOEN, ESQ., WITH AN OFFICE AT 150 DRAPER LANE, SUITE 1BN, DOBBS FERRY, NY, 10522, AS ITS AGENT TO RECEIVE ON BEHALF OF SUCH SELLER SERVICE OF ANY LEGAL PROCESS WHICH MAY BE SERVED IN ALL SUCH ACTIONS AND PROCEEDINGS. SUCH SERVICE MAY BE MADE BY MAIL OR DELIVERY OF SUCH PROCESS TO SUCH SELLER IN CARE OF SUCH AGENT AT THE AGENT’S ADDRESS SET FORTH ABOVE AND SUCH SELLER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS SUCH AGENT TO ACCEPT SUCH SERVICE ON BEHALF OF SUCH SELLER. WHENEVER SERVICE IS MADE TO THE AGENT, A COPY OF SUCH PROCESS SHALL BE SENT BY BUYER BY INTERNATIONAL OVERNIGHT COURIER TO THE SELLERS’ REPRESENTATIVE AND, IF SUCH PROCESS RELATES TO A SPECIFIC SELLER, A COPY OF SUCH PROCESS SHALL ALSO BE SENT BY BUYER BY INTERNATIONAL OVERNIGHT COURIER TO SUCH SELLER USING THE ADDRESS PROVIDED BY SUCH SELLER IN THE SIGNATURE PAGE HERETO, AND ABSENT ANY SUCH ADDRESS, USING THE MOST CURRENT ADDRESS INFORMATION IN THE COMPANY’S RECORDS WITH RESPECT TO SUCH SELLER.

(d)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(D).

10.8         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only so broad as is enforceable.

10.9         Counterparts; Signature by Electronic Means. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered electronically by facsimile or portable document format (PDF) will be sufficient for all purposes between the Parties.

10.10         Remedies; Specific Performance.

(a)          Except as previously provided in this Agreement to the contrary, each of the Parties is entitled to all remedies provided at law in the event of breach.

(b)          Each of the Parties hereby acknowledges and agrees that Buyer and Sellers would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any of the Sellers, on the one hand, or Buyer, on the other, would not be adequately be compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer, on the one hand, or any of the Sellers, on the other, may be entitled, at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary or permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond other undertaking.

[Signatures appear on following pages]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth in the preamble hereto.

THE COMPANY:	ELCOM TECHNOLOGIES, INC., a Delaware
corporation

	By:	/s/ James J. Davis
Name: James J. Davis
Title: Chief Executive Officer

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

(Signatures Continue on Following Pages)

BUYER:	FREQUENCY ELECTRONICS, INC., a
Delaware corporation

	By:	/s/ Alan Miller
Name: Alan Miller
Title: Secretary/Treasurer & CFO

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

(Signatures Continue on Following Pages)

SELLERS:

AURUM HOLDINGS M.K.I. LTD.

By:	/s/ Dan Gelvan
Name: Dan Gelvan
Title:

By:	/s/ Hanan Miron
Name: Hanan Miron
Title:

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

AUREC CAPITAL LTD.

By:	/s/ Avi Heler
Name: Avi Heler
Title:

By:	/s/ Nora Drieblat
Name: Nora Drieblat
Title:

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

YEZUKA LTD.

By:	/s/ Avi Heler
Name: Avi Heler
Title:

By:	/s/ Nora Drieblat
Name: Nora Drieblat
Title:

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

GENESIS PARTNERS II (ISRAEL) L.P.

By:	/s/ Dr. Eyan Kishnon
Name:	Dr. Eyan Kishnon
Title:	Founder & Managing Partner

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

GENESIS PARTNERS II L.D.C

By:	/s/ Dr. Eyan Kishnon
Name:	Dr. Eyan Kishnon
Title:	Founder & Managing Partner

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

/s/ Uri Yaniv
Uri Yaniv

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

/s/ Etty Yaniv
Etty Yaniv

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]
[omitted]

/s/ Doron Nevo
Doron Nevo

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

/s/ Jacob Schori
Jacob Schori

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

SELLERS’ REPRESENTATIVE:

AURUM HOLDINGS M.K.I. LTD.

By:	/s/ Dan Gelvan
Name:	Dan Gelvan
Title:

By:	/s/ Hanan Miron
Name:	Hanan Miron
Title:

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

E. SHALEV MANAGEMENT 2000 LTD.

By:	/s/ Dr. Eyan Kishnon
Name:	Dr. Eyan Kishnon
Title:	Director

Fax Number: [omitted]
Email Address: [omitted]
Mail Address: [omitted]

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